Exhibit 99.1

FOR IMMEDIATE RELEASE

Contacts:	Lynda L. Glass	Tom N. Rasmussen
	EVP/Secretary & Chief	President & Chief Executive Officer
	Governance Officer	New Windsor Bancorp, Inc.
	ACNB Corporation	410.549.1414
717.339.5085

ACNB CORPORATION RECEIVES REGULATORY APPROVALS

TO ACQUIRE NEW WINDSOR BANCORP, INC.

GETTYSBURG, PA, April 26, 2017 — ACNB Corporation (NASDAQ: ACNB) (“ACNB”), the parent financial holding company of ACNB Bank, a Pennsylvania state-chartered, FDIC-insured community bank headquartered in Gettysburg, PA, announced today the receipt of all required regulatory approvals or waivers for ACNB’s proposed acquisition of New Windsor Bancorp, Inc. (OTCPink: NWID) (“New Windsor”) and its wholly-owned subsidiary, New Windsor State Bank.

The Federal Deposit Insurance Corporation has approved the Bank Merger Act application to merge New Windsor State Bank with and into ACNB Bank (the “bank merger”). The Pennsylvania Department of Banking and Securities and the Commissioner of Financial Regulation for the State of Maryland have approved the merger of New Windsor with and into an ACNB acquisition subsidiary and the bank merger. The Federal Reserve Bank of Philadelphia has granted ACNB a waiver in regard to its merger application requirements.

New Windsor stockholders will vote on the proposed transaction at a special meeting of stockholders to be held on Tuesday, May 16, 2017. Subject to stockholder approval and other customary closing conditions, the transaction is currently expected to have an effective closing date of July 1, 2017.

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About ACNB Corporation

ACNB Corporation, headquartered in Gettysburg, PA, is the financial holding company for the wholly-owned subsidiaries of ACNB Bank, Gettysburg, PA, and Russell Insurance Group, Inc., Westminster, MD. As of March 31, 2017, ACNB Corporation had total assets of $1.24 billion, total deposits of $990 million and total loans of $952 million.  Originally founded in 1857 and now celebrating its 160th Anniversary, ACNB Bank serves its marketplace via a network of 22 retail banking offices located in the four southcentral Pennsylvania counties of Adams, Cumberland, Franklin and York.  In addition, the Bank operates a loan office in York, PA.  Russell Insurance Group, Inc. offers a broad range of commercial and personal insurance lines with licenses in 43 states, including Pennsylvania and Maryland, through offices in Westminster, Carroll County, and Germantown, Montgomery County, MD.  For more information regarding ACNB Corporation and its subsidiaries, please visit www.acnb.com.

About New Windsor Bancorp, Inc.

New Windsor Bancorp, Inc., headquartered in Taneytown, MD, is a Maryland chartered corporation and a bank holding company for the wholly-owned subsidiaries of New Windsor State Bank and New Windsor Capital Trust I, as well as one indirect subsidiary, New Windsor Holdings, LLC (owned by the Bank). The stock of the holding company trades under the symbol “NWID”. New Windsor State Bank is a community financial institution, organized in 1864 as Charter 747 as the First National Bank of New Windsor and reorganized as a state-chartered bank in 1932. The Bank provides a broad range of commercial and consumer banking services to individuals, small and medium-sized businesses, and professionals in Carroll County, MD, and the adjacent counties of Maryland and Pennsylvania. The Bank currently operates seven full-service banking offices located in New Windsor, Mt. Airy, Westminster, Taneytown, Hampstead and Eldersburg, MD. For more information regarding New Windsor Bancorp, Inc. and its subsidiaries, please visit www.newwindsorbank.com.

Caution Regarding Forward-Looking Statements

This information presented herein contains forward-looking statements. These forward-looking statements include, but are not limited to, statements about (i) the benefits of the proposed merger between ACNB and New Windsor, (ii) ACNB’s and New Windsor’s plans, obligations, expectations and intentions, and (iii) other statements presented herein that are not historical facts. Words such as “anticipates”, “believes”, “intends”, “should”, “expects”, “will”, and variations of similar expressions are intended to identify forward-looking statements. These statements are based on the beliefs of the respective managements of ACNB and New Windsor as to the expected outcome of future events and are not guarantees of future performance. These statements involve certain risks, uncertainties and assumptions that are difficult to predict with regard to timing, extent, and degree of occurrence. Results and outcomes may differ materially from what may be expressed or forecasted in forward-looking statements. Factors that could cause results and outcomes to differ materially include, among others, the ability to obtain required stockholder approval and meet other closing conditions to the transaction; the ability to complete the merger as expected and within the expected timeframe; disruptions to customer and employee relationships and business operations caused by the merger; the ability to implement integration plans associated with the transaction, which integration may be more difficult, time consuming, or costly than expected; the ability to achieve the cost savings and synergies contemplated by the merger within the expected timeframe, or at all; changes in local and national economies, or market conditions; changes in interest rates; regulations and accounting principles; changes in policies or guidelines; loan demand and asset quality, including real estate values and collateral values; deposit flow; the impact of competition from traditional or new sources; and, the other factors detailed in ACNB’s publicly filed documents, including its Annual Report on Form 10-K for the year ended December 31, 2016. ACNB and New Windsor assume no obligation to revise, update or clarify forward-looking statements to reflect events or conditions after the date of this report.

Additional Information about the Merger and Where to Find It

This information presented herein does not constitute an offer to sell or the solicitation of an offer to buy any securities, or a solicitation of any vote or approval, nor shall there be any sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. In connection with the proposed transaction, ACNB has filed with the Securities and Exchange Commission (the “SEC”) a registration statement on Form S-4 (Registration No. 333-215914) with respect to the offering of ACNB common stock as the merger consideration under the Securities Act of 1933, as amended, which includes a proxy statement of New Windsor and a prospectus of ACNB. A definitive proxy statement/prospectus has been sent to the stockholders of New Windsor seeking the required stockholder approvals. Before making any voting or investment decision, investors and security holders are urged to read the registration statement and proxy statement/prospectus and other relevant documents filed with the SEC, as well as any amendments or supplements to those documents, because they will contain important information about ACNB, New Windsor, and the transaction.

Investors and security holders may obtain free copies of these documents through the website maintained by the SEC at http://www.sec.gov. Investors and security holders may also obtain free copies of these documents by directing a request by mail or telephone to ACNB Corporation at 16 Lincoln Square, P.O. Box 3129, Gettysburg, PA 17325 or 717.339.5085, or by directing a request by mail or telephone to New Windsor Bancorp, Inc. at 222 E. Baltimore Street, Taneytown, MD 21787 or 410.751.6669 ext. 1741.

New Windsor and their respective directors and executive officers may be deemed to be participants in the solicitation of proxies from the stockholders of New Windsor in connection with the transaction. Information about the directors and executive officers of New Windsor and their ownership of New Windsor common stock may be obtained by reading the proxy statement/prospectus. Additional information regarding the interests of these participants and other persons who may be deemed participants in the merger may be obtained by reading the proxy statement/prospectus.

ACNB #2017-12

April 26, 2017